Exhibit 99.1

Chico's FAS, Inc. Reports First Quarter Results

•	Reported first quarter EPS of $0.23 per diluted share

•	Announced new sales-driving initiatives

•	Continued strong cash flow generation

Fort Myers, FL - May 30, 2018 - Chico’s FAS, Inc. (NYSE: CHS) (the "Company") today announced its financial results for the fiscal 2018 first quarter ended May 5, 2018.
For the thirteen weeks ended May 5, 2018 (the "first quarter"), the Company reported net income of $29.0 million, or $0.23 per diluted share, compared to net income of $33.6 million, or $0.26 per diluted share, for the thirteen weeks ended April 29, 2017 ("last year's first quarter").
“While we are pleased with the launch of our new sales-driving initiatives, first quarter customer traffic was challenging,” said Shelley Broader, CEO and President of the Company. “We leveraged strong inventory management and targeted promotions, which resulted in an improvement in trends."
“We are seeing initial success with our recently-launched ShopRunner partnership and we look forward to the ramp up of our brand offerings on Amazon.com and QVC.” Ms. Broader continued, “Over the long-term, we expect these new channels will drive stronger customer traffic and sales. We remain confident in our future and our ability to deliver sustainable growth and value creation for shareholders."

Business Highlights
The Company continues to make progress on its strategic initiative to build new channels of growth and increase brand awareness. During the first quarter of 2018:

•	The Company announced its collaboration with Amazon.com, Inc. to offer a select assortment of Chico’s brand merchandise on Amazon.com.

•	Soma, the Company's Intimate Apparel brand, debuted on the multi-platform retailer QVC on May 5th during the "AM Style" broadcast. The brand’s popular Vanishing collection sold out in minutes.

•
The Company launched its partnership with ShopRunner, the free two-day shipping and seamless payment e-commerce network, at the end of March. All three of the Company’s brands, Chico’s, White House Black Market and Soma are available to ShopRunner’s several million active members.

Net Sales
For the first quarter, net sales were $561.8 million compared to $583.7 million in last year’s first quarter. This decrease of 3.8% primarily reflects a comparable sales decline of 5.9% and the impact of 41 net store closures since last year's first quarter, partially offset by the favorable impact of the calendar shift due to the 53rd week in fiscal 2017. The comparable sales decline was primarily driven by lower transaction count.

Comparable Sales

	Thirteen Weeks Ended
	May 5, 2018 (1)	April 29, 2017
Chico's	(5.5)%	(10.0)%
White House Black Market	(6.6)%	(9.7)%
Soma	(5.8)%	0.2%
Total Company	(5.9)%	(8.7)%
(1) Comparable sales for the first quarter have been adjusted to eliminate the impact of the calendar shift due to the 53rd week in fiscal 2017. Fiscal 2018 comparable sales represents sales for the thirteen weeks ended May 5, 2018 compared to sales for the thirteen weeks ended May 6, 2017.

Gross Margin
For the first quarter, gross margin was $226.9 million, or 40.4% of net sales, compared to $237.4 million, or 40.7% of net sales, in last year’s first quarter. This 30 basis point decrease primarily reflects the initial implementation costs and launch of a new expedited shipping program, partially offset by a 70 basis point improvement in maintained margin.

Selling, General and Administrative Expenses
For the first quarter, selling, general and administrative expenses ("SG&A") were $186.4 million, or 33.2% of net sales, compared to $182.5 million, or 31.3% of net sales, for last year's first quarter. This increase of $3.9 million, or 2.1%, primarily reflects investments in first quarter marketing and technology.

Income Tax Expense
For the first quarter, the effective tax rate was 27.9% compared to 38.2% for last year's first quarter. The reduction in our effective tax rate for current year of 10.3% is primarily the result of the Tax Cuts and Jobs Act of 2017 ("U.S. tax reform") which reduced the U.S. corporate income tax rate from 35% to 21%. This reduction is partially offset by a 225 basis point increase related to excess tax benefits on the accounting for employee share-based awards.

Cash and Marketable Securities
At the end of the first quarter, cash and marketable securities totaled $254.7 million compared to $169.8 million at the end of the first quarter last year. This $85.0 million increase primarily reflects cash generated from operating activities.

Inventories
At the end of the first quarter, inventories totaled $253.8 million compared to $273.9 million at the end of the first quarter last year. This $20.1 million decrease, or 7.3%, primarily reflects our ability to align inventory levels with sales.

Fiscal 2018 Second Quarter and Full-Year Outlook
For second quarter fiscal 2018, the Company is anticipating a mid-to-high single digit decline in net sales and a low-to-mid single digit decline in consolidated comparable sales. The Company expects gross margin rate as a percentage of net sales to be approximately flat compared to second quarter fiscal 2017. The Company also anticipates SG&A expenses to be up slightly compared to second quarter fiscal 2017.
For full-year fiscal 2018, the Company is anticipating a mid-single digit decline in net sales and a low-to-mid single digit decline in consolidated comparable sales. The Company expects gross margin rate expansion in the range of 50 to 75 basis points over fiscal 2017. The Company also anticipates SG&A expenses to be approximately flat compared to fiscal 2017. Given the early nature of the new sales-driving initiatives, we do not expect a material impact to the Company's fiscal 2018 financial results.
The Company estimates a fiscal 2018 tax rate in the range of 26% to 28%. In addition, the Company anticipates 2018 capital expenditures to be $60 million to $70 million, primarily driven by store reinvestments and technology enhancements.
ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico's, White House Black Market and Soma, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of May 5, 2018, the Company operated 1,451 stores in the US and Canada and sold merchandise through 94 franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third party channels. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Broader's quotes and in the section entitled "Fiscal 2018 Second Quarter and Full-Year Outlook," relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "will," "should," "expects," "believes," "anticipates," "plans," "intends," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment, including the expected impact of U.S. tax reform; changes in the general or specialty retail or apparel industries; the availability of quality store sites; the ability to successfully execute and achieve the expected results of our business strategies, particular strategic initiatives, including sales initiatives and multi-channel strategies; customer traffic; our ability to leverage inventory management and targeted promotions; the successful integration of new members of our senior management team; changes in the political environment that create consumer uncertainty; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs; significant shifts in consumer behavior; and those other factors described in Item 1A, "Risk Factors" and in the "Forward-Looking Statements" disclosure in Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations" of our latest annual report on Form 10-K and in Part II, Item 1A, "Risk Factors" and the "Forward-Looking Statements" disclosure in Part I, Item 2. "Management’s Discussion and Analysis of Financial Condition and Results of Operation" of our quarterly reports on Form 10-Q and in other reports we file with or furnish to the Securities and Exchange Commission. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 5, 2018		April 29, 2017
	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$300,936	53.6%	$310,127	53.1%
White House Black Market	182,648	32.5	193,332	33.1
Soma	78,231	13.9	80,269	13.8
Total Net Sales	561,815	100.0	583,728	100.0
Cost of goods sold	334,947	59.6	346,315	59.3
Gross Margin	226,868	40.4	237,413	40.7
Selling, general and administrative expenses	186,419	33.2	182,539	31.3
Income from Operations	40,449	7.2	54,874	9.4
Interest expense, net	(245)	0.0	(455)	(0.1)
Income before Income Taxes	40,204	7.2	54,419	9.3
Income tax provision	11,200	2.0	20,800	3.5
Net Income	$29,004	5.2%	$33,619	5.8%
Per Share Data:
Net income per common share-basic	$0.23		$0.26
Net income per common and common equivalent share–diluted	$0.23		$0.26
Weighted average common shares outstanding–basic	125,277		126,050
Weighted average common and common equivalent shares outstanding–diluted	125,316		126,103
Dividends declared per share	$0.1700		$0.1650

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 5, 2018	February 3, 2018	April 29, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$193,547	$160,071	$119,142
Marketable securities, at fair value	61,196	60,060	50,629
Inventories	253,777	233,726	273,878
Prepaid expenses and other current assets	53,494	60,668	46,900
Total Current Assets	562,014	514,525	490,549
Property and Equipment, net	407,569	421,038	460,845
Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets, net	38,930	38,930	38,930
Other assets, net	10,707	16,338	18,432
Total Other Assets	146,411	152,042	154,136
	$1,115,994	$1,087,605	$1,105,530

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$138,439	$118,253	$133,278
Current debt	15,000	15,000	15,000
Other current and deferred liabilities	145,893	133,715	149,151
Total Current Liabilities	299,332	266,968	297,429
Noncurrent Liabilities:
Long-term debt	49,868	53,601	64,801
Deferred liabilities	99,330	103,282	115,543
Deferred taxes	6,560	7,372	14,613
Total Noncurrent Liabilities	155,758	164,255	194,957
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,292	1,275	1,295
Additional paid-in capital	471,458	468,806	453,999
Treasury stock, at cost	(413,465)	(413,465)	(395,585)
Retained earnings	601,801	599,810	553,466
Accumulated other comprehensive loss	(182)	(44)	(31)
Total Shareholders’ Equity	660,904	656,382	613,144
	$1,115,994	$1,087,605	$1,105,530

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017
Cash Flows from Operating Activities:
Net income	$29,004	$33,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,445	25,145
Loss on disposal and impairment of property and equipment	1,031	513
Deferred income taxes	(838)	4,905
Share-based compensation expense	5,055	5,794
Deferred rent and lease credits	(5,594)	(4,358)
Changes in assets and liabilities:
Inventories	(20,875)	(41,516)
Prepaid expenses and other current assets	12,270	5,955
Accounts payable	9,253	6,358
Accrued and other liabilities	10,143	(19,724)
Net cash provided by operating activities	61,894	16,691
Cash Flows from Investing Activities:
Purchases of marketable securities	(9,123)	(8,491)
Proceeds from sale of marketable securities	7,965	8,259
Purchases of property and equipment, net	(9,991)	(9,531)
Net cash used in investing activities	(11,149)	(9,763)
Cash Flows from Financing Activities:
Payments on borrowings	(3,750)	(5,000)
Proceeds from issuance of common stock	605	1,062
Dividends paid	(11,065)	(10,862)
Repurchase of common stock	—	(9,498)
Payments of tax withholdings related to share-based awards	(2,991)	(5,599)
Net cash used in financing activities	(17,201)	(29,897)
Effects of exchange rate changes on cash and cash equivalents	(68)	(24)
Net increase (decrease) in cash and cash equivalents	33,476	(22,993)
Cash and Cash Equivalents, Beginning of period	160,071	142,135
Cash and Cash Equivalents, End of period	$193,547	$119,142

Supplemental Detail on Net Income Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the "two-class" method. For the Company, participating securities are comprised entirely of unvested restricted stock awards and performance-based restricted stock units ("PSUs") that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen weeks ended May 5, 2018 and April 29, 2017, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted net income per share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017
Numerator
Net income	$29,004	$33,619
Net income and dividends declared allocated to participating securities	(714)	(741)
Net income available to common shareholders	$28,290	$32,878

Denominator
Weighted average common shares outstanding – basic	125,277	126,050
Dilutive effect of non-participating securities	39	53
Weighted average common and common equivalent shares outstanding – diluted	125,316	126,103

Net Income Per Share:
Basic	$0.23	$0.26
Diluted	$0.23	$0.26

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended May 5, 2018
(Unaudited)

	February 3, 2018	New Stores	Closures	May 5, 2018
Store Count:
Chico’s frontline boutiques	568	—	(4)	564
Chico’s outlets	120	—	—	120
Chico's Canada	4	—	—	4
WHBM frontline boutiques	404	—	(1)	403
WHBM outlets	69	—	—	69
WHBM Canada	6	—	—	6
Soma frontline boutiques	270	—	(4)	266
Soma outlets	19	—	—	19
Total Chico's FAS, Inc.	1,460	—	(9)	1,451

	February 3, 2018	New Stores	Closures	Other changes in SSF	May 5, 2018
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,555,671	—	(11,458)	(1,604)	1,542,609
Chico’s outlets	302,088	—	—	—	302,088
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	939,606	—	(2,345)	670	937,931
WHBM outlets	143,963	—	—	—	143,963
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	511,989	—	(7,335)	—	504,654
Soma outlets	35,541	—	—	—	35,541
Total Chico's FAS, Inc.	3,513,444	—	(21,138)	(934)	3,491,372

As of May 5, 2018, the Company also sold merchandise through 94 international franchise locations.